TREF LEGACY CENTER, LLC. OFFICE LEASE AGREEMENT

TENANT:	**Jay Morrison Academy, LLC.**
OFFICE NUMBER:	**2ND Floor to be Shared with Tulsa Real Estate Fund, LLC.**
START DATE:	December 15th, 2019
TERM:	60 Months
MONTHLY RENT:	**$3,763.00 Rent is deferred for the first (90) days**
SECURITY DEPOSIT:	**$3,763.00**
BUSINESS PURPOSE:	**Financial Empowerment**
TENANT REPRESENTATIVE:	**Lasheita Thomas**
PERSONAL GUARANTOR	**N/A**

FOR AND IN CONSIDERATION of the mutual covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, TREF Legacy Center, LLC (the "Landlord") and Tenant agree as follows:

1. DEFINITIONS.

"Term" means the period of time from the Start Date for a period of 12 months and which may be extended upon mutual agreement of the parties.

"Premises" means the **2nd floor** of the building.

"Regular Business Days" are all weekdays, except local bank/government holidays.

"Regular Business Hours" are generally from 9:00 a.m. to 6:00 p.m. on Regular Business Days.

"Services" means: (a) garbage and rubbish removal; (b) furnishings for the Office provided by Landlord; (c) access to and use of the shared Internet connection in accordance with the terms of services provided by Landlord; (d) access to the common areas of the Premises; (e) heat and air-conditioning in the Office during Regular Business Hours; (f) use of kitchen and restrooms, available to all Tenants; (f) electricity and water available to all Tenants, and (g) mail services during Regular Business Hours.

2. TERMS AND CONDITIONS.

A. Services. Subject to the terms and conditions of this Agreement, and any other policies Landlord makes available to Tenant with prior notice from time to time, during the Term, Landlord will use commercially reasonable efforts to provide Tenant the Services. Other services may be provided for an additional fee, such as car parking space, phone service, and IT services, subject to availability at the Main Premises and any additional terms and expenses applicable to those services.

B. Reserved Rights. Landlord is entitled to access the Office, with or without notice, in connection with provision of the Services, for safety or emergency purposes, and for any other purposes. Landlord reserve the right to alter or relocate the Office, provided that Landlord will not do so in a manner that substantially decreases the square footage of the Office. Landlord may also modify or reduce the list of Services or furnishings provided for Office at any time. The Services may be provided by Landlord, an affiliate or a third party.

C. Office Not Timely Available. If Landlord is unable to make the Office available by the Start Date, Landlord will not be subject to any liability related to such inability, nor will such inability affect the enforceability of this Agreement. This Agreement shall remain in full force and effect, provided the Start Date will commence within 2 months of the original Start Date, and all terms of this agreement shall remain in full force and effect.

D. Employee List. Tenant shall deliver to Landlord a complete list of all Tenant's employees. The list should be updated and delivered to Landlord whenever there is a change in Tenant's employees.

E. Changes to or Removal of Tenant Representative. A Tenant Representative generally has the sole authority to make changes to or terminate this Agreement. The Tenant Representative will serve as Tenant's primary contact regarding all matters under this Agreement.

3. RENT PAYMENTS.

A. Payments. Upon submitting a signed and completed Agreement, it is agreed to defer all payments for (90) days. Tenant will deliver the first Month's rent (or prorated portion thereof) which is One Thousand Eight Hundred Eighty-One Dollars and 50/100 ($1,881.50) and the Security Deposit of Three Thousand Seven Hundred Sixty-Three Dollars and 00/100 Only ($3,763.00) to Landlord.

B. Rent. During the Term, Tenant's Rent will be due monthly and in advance as of the first (1st) day of each month. Tenant is obligated to pay Rent throughout the Term and this obligation is absolute. On each anniversary of the Start Date the Rent will be subject to an automatic three percent (3%) increase over the then current Rent.

C. Late Fees. If payment for Rent is not made by the third (3rd) day of the month in which such payment is due, Tenant will be responsible for paying a late charge equal to five percent (5%) of the past due payment.

4. TERM AND TERMINATION.

A. Term. This Agreement will be effective on the date signed by both parties ("Effective Date"); provided that Landlord has no obligations to provide Tenant with the Services until the Start Date. The Term is set forth above.

B. Move In / Move Out. If the Start Date is a Regular Business Day, Tenant will be entitled to move into the Office Space no earlier than 11:00 a.m. on the Start Date, provided Tenant have complied with the payment obligations described in Section 4(a). If the Start Date is not a Regular Business Day, Tenant will be entitled to move into the Office Space no earlier than 11:00 a.m. on the first Regular Business Day after the Start Date. On the last Regular Business Day of the Termination Effective Month (defined below), Tenant must vacate the Office by no later than 4:00 p.m.

C. Termination. In the event Tenant defaults under or breaches any term or provision of this Agreement in Landlord's sole discretion, Landlord may pursue all remedies available to it in law or in equity. Without the express written consent of Landlord, Tenant shall not have any further access to the Premises upon termination or expiration of this Agreement.

D. Security Deposit. The Security Deposit of Three Thousand Seven Hundred Sixty-Three Dollars and 00/100 Only ($3,763.00) will be held as a deposit for performance of all Tenant obligations under this Agreement. Tenant may not rely on deducting Rent from the Security Deposit. Landlord will return the Security Deposit, or any balance after deducting outstanding fees and other costs due to us, including any unsatisfied Rent or other sums due to Landlord within thirty (30) days of Tenant's complete performance of all Tenant obligations under this Agreement, including full satisfaction of Tenant obligations applicable following termination or expiration of this Agreement.

E. Removal of Property Upon Termination. Prior to the termination or expiration of this Agreement, Tenant will remove all of Tenant's property from the Office and Premises. Following the termination or expiration of this Agreement, Landlord will not forward or hold mail or other packages delivered to us.

5. **TENANT RULES.** In addition to any rules, policies and/or procedures that are specific to a Premises used by Tenant:

A. Tenant acknowledge and agree that: (i) keys, key cards and other such items used to gain physical access to the Premises, or the Office remain our property. Tenant will cause Tenant employees to safeguard Landlord's property and Tenant shall promptly notify Landlord and be liable for replacement fees should any such property be lost, stolen or destroyed; (ii) Tenant will be responsible for any damage to the Office and Landlord property other than normal wear and tear; (iii) Tenant may not make any structural or nonstructural alterations or installations in the Office without prior approval by Landlord; (iv) Tenant and employees' computers, tablets, mobile devices and other electronic equipment must be (a) kept up-to-date with the latest software updates provided by the software vendor and (b) kept clean of any malware, viruses, spyware, worms, Trojans, or anything that is designed to perform malicious, hostile and/or intrusive operations. Landlord reserve the right to remove any device from its networks that poses a threat to its networks or users until the threat is remediated;

B. Tenant will not: (i) perform any activity or cause or permit anything that is reasonably likely to be disruptive or dangerous to Landlord or any other tenants, or their employees, guests or property, including without limitation the Office or the Premises; (ii) use the Services, the Premises or the Office to conduct or pursue any illegal or offensive activities or comport themselves in a similar manner; all Tenant employees shall act in a respectful manner towards other Tenants and our and their employees and guests; (iii) use the Office in a retail, medical, or other capacity involving frequent visits by members of the public, as a residential or living space, or for any exclusively nonbusiness purpose; (iv) sell, manufacture or distribute any controlled substance, including alcoholic beverages, from the Office, or obtain a license for such sale, manufacture, importation, or distribution using the Office or the address of the Premises; (v) install any locks to access the Office or anywhere within the Premises, unless authorized by Landlord in advance; (v) operate any equipment within the Premises that has a higher heat output or electrical consumption than in a typical personal office environment, or places excessive strain on our electrical, IT, HVAC or structural systems, with such determination to be made in our sole discretion, without our prior approval; or (vi) bring any weapons of any kind, or any other offensive, dangerous, hazardous, inflammable or explosive materials into the Office or the Premises.

Tenant is responsible for ensuring Tenant employees comply with all Tenant Rules and with all rules, policies and/or procedures that are specific to a Premises used by Tenant, and agree that in the event of any penalty or fine resulting from the breach of any such rules, policies and/or procedures, Tenant will be responsible for paying such penalty or fine.

6. **ADDITIONAL AGREEMENTS.**

A. Information Technology. In order to utilize all the functionalities offered by Landlord, it may be necessary to install software onto a Tenant's computers, tablets, mobile devices or other electronic equipment. In addition, a Tenant may request that Landlord troubleshoot problems a Tenant may have with respect to printing, accessing the network connection or other issues. If Landlord provide such services, Landlord will not be responsible for any damage to Tenant equipment.

B. Network Connection. Landlord provides shared Internet access to Tenants via a wireless network connection. Wired network connections are available for an additional monthly fee. For those Members wishing to implement a private wired network, Landlord may allow Tenant to install a firewall device for Tenant exclusive access and use, subject to Landlord IT approval, and Tenant will be responsible for removal of the same. Prior to any such installation or removal, Tenant shall coordinate with the Landlord IT team to discuss the actual setup, appropriate time, manner and means for such installation or removal and any additional fees that may result from the request. To the extent that Landlord incur any costs in connection with such installation or removal, which are not otherwise paid by Tenant, Landlord shall deduct such costs from the Security Deposit. Tenant shall also be responsible for any monthly fees incurred relating to Tenant private, secured wired network.

C. Waiver of Claims. To the extent permitted by law, Tenant, on Tenant own behalf and on behalf of Tenant's, employees, agents, guests and invitees, waive any and all claims and rights against Landlord at the Premises and Landlord's affiliates, parents, and successors and each of our and their employees, assignees, officers, agents and directors (collectively, the "Landlord Parties") resulting from injury or damage to, or destruction, theft, or loss of, any property, person or pet, except to the extent caused by the gross negligence, willful misconduct or fraud of the Landlord Parties.

D. Limitation of Liability. To the extent permitted by law, the aggregate monetary liability of any of the Landlord Parties to Tenant or Tenant's employees, agents, guests or invitees for any reason and for all causes of action, will not exceed the total Rent paid by Tenant to Landlord under this Agreement in the six (6) months prior to the claim arising. None of the Landlord Parties will be liable under any cause of action, for any indirect, special, incidental, consequential, reliance or punitive damages, including loss of profits or business interruption. Tenant acknowledge and agree that Tenant may not commence any action or proceeding against any of the Landlord Parties, whether in contract, tort, or otherwise, unless the action, suit, or proceeding is commenced within one (1) year of the cause of action's accrual. Notwithstanding anything contained in this Agreement to the contrary, Tenant acknowledge and agree that Tenant shall not commence any action or proceeding against any of the Landlord Parties other than the Landlord Party, Tenant are directly contracting with hereunder and the assets of such entity for any amounts due or for the performance of any obligations in connection with this Agreement.

E. Indemnification. Tenant will indemnify the Landlord Parties from and against any and all claims, including third party claims, liabilities, and expenses including reasonable attorneys' fees, resulting from any breach or alleged breach of this Agreement by Tenant or approved Sublessee of the Tenant or Tenant's guests or invitees or any of Tenant's actions or omissions, except to the extent a claim results from the gross negligence, willful misconduct or fraud of the Landlord Parties.

Tenant is responsible for the actions of and all damages caused by all persons that Tenant, its employees or their guests invite to enter any of the Premises, including but not limited to any vendors hired by Tenant that enter the Premises. Tenant shall not make any settlement that requires a materially adverse act or admission by Landlord or imposes any obligation upon any of the Landlord Parties unless Tenant have first obtained our or the relevant Landlord Party's written consent. None of the Landlord Parties shall be liable for any obligations arising out of a settlement made without its prior written consent.

F. Insurance. Tenant are responsible for maintaining, at Tenant own expense and at all times during the Term, personal property insurance and commercial general liability insurance covering Tenant and Tenant's for property loss and damage, injury to Tenant or Tenant's employees, guests and prevention of or denial of use of or access to, all or part of the Premises, in form and amount appropriate to Tenant business. Tenant will ensure that Landlord shall be named as additional insureds on Tenant commercial general liability policy and that all insurance policies shall include a clause stating that the insurer waives all rights of recovery, under subrogation or otherwise, Tenant may have against Landlord. Tenant shall provide proof of insurance upon signing of the lease and anytime upon our request.

7. **MISCELLANEOUS.**

A. Governing Law. This Agreement and the transactions contemplated hereby shall be governed by and construed under the law of the State of Georgia without regard to conflicts of laws provisions thereof.

B. Jurisdiction and Venue. The sole and exclusive venue and judication for any and all disputes hereunder shall be in the Superior Court of Fulton County, Georgia.

C. Waiver. Neither party shall be deemed by any act or omission to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the waiving party.

D. Extraordinary Events. Landlord will not be liable for, and will not be considered in default or breach of this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions that are beyond Landlord's reasonable control, including without limitation any delays or changes in construction of, or Landlord's ability to procure any space in, any Premises.

F. Severable Provisions. Each provision of this Agreement shall be considered severable. To the extent that any provision of this Agreement is prohibited or otherwise limited, this Agreement shall be considered amended to the smallest degree possible in order to make the Agreement effective under applicable law.

G. Notices. Any and all notices under this Agreement will be given via email and will be effective on the first business day after being sent. All notices will be sent via email to the email addresses by the Tenant Representative and by Landlord Agreement. Landlord may send notices to the Tenant Representative. Notices to Landlord should be sent by Tenant Representative.

H. Headings; Interpretation. The headings in this Agreement are for convenience only and are not to be used to interpret or construe any provision of this Agreement. Any use of "including," "for example" or "such as" in this Agreement shall be read as being followed by "without limitation" where appropriate. References to any times of day in this Agreement refer to the time of day in the Office time zone.

I. No Assignment. Tenant may not transfer or otherwise assign any of Tenant rights or obligations under this Agreement (including by operation of law) without our prior consent. Landlord may assign this Agreement without Tenant consent.

J. Compliance with Laws. Tenant hereby represents and warrants that at all times Tenant and approved Sublessee of the Tenant have conducted and will conduct Tenant operations ethically and in accordance with all applicable laws.

K. Counterparts and Electronic Signature. This Agreement may be executed in any number of counterparts by either handwritten or electronic signature, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement, and each of which counterparts may be delivered by emailing the other party to this Agreement signed scanned document or electronically signed portable document format (pdf) version of the contract (as applicable). Each party agrees to the execution of this Agreement in this manner, and the parties acknowledge that execution in this manner creates a binding contract between the parties on the Effective Date.

L. Attorneys' Fees. If any legal action, suit or proceeding is commenced Landlord to enforce the terms of or rights under this Agreement, Landlord shall be entitled to recover in addition to damages or other relief, also costs and expenses, attorneys' fees and court costs (including, without limitation, expert witness fees).

M. Estoppel Certificate. Tenant shall upon not less than five (5) days prior written request execute, acknowledge and deliver to Landlord an Estoppel Certificate in a form requested by Landlord.

N. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and shall not be changed in any manner except by a writing executed by both parties or as otherwise permitted herein. All prior agreements and understandings between the parties regarding the matters described herein have merged into this Agreement.

O. Authority. The person signing below warrants and represents that he or she has the power and authority to bind the party on whose behalf they are signing this Agreement.

LANDLORD: TREF LEGACY CENTER, LLC	**TENANT: JAY MORRISON ACADEMY, LLC.**
By: [signature]	**By:** [signature]
Title: Manager	**Title:** Business Administrator
Print Name: Jay Morrison	**Print Name:** LaSheria Thomas

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APPENDIX A

BUSINESS DOCUMENTS REQUIRED FROM THE TENANT

- **Rental Application**
- **Credit Report**
- **Personal Guaranty**
- **Personal Financial Statement from Guarantor**
- **Most Recent Tax Return from Tenant and Guarantor**
- **Current Business License**
- **Operating Agreement**
- **Certificate of Insurance**
- **Bank Statements**
- **EIN (for a tenant that is an entity) or Social Security Number (for a tenant that is not an entity)**
- **W-9**
- **References**